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                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                 Date of Earliest Event Reported: March 1, 2001

                         Environmental Safeguards, Inc.
             (Exact name of registrant as specified in its charter)

         Nevada                          000-21953            87-0429198
    (State or other jurisdiction   (Commission File Number)  (IRS Employer
 of incorporation or organization)                           Identification No.)

                         2600 South Loop West, Suite 645
                              Houston, Texas 77054
          (Address of principal executive offices, including zip code)

                                 (713) 641-3838
              (Registrant's telephone number, including area code)


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Item 5.           Other Events.

         On March 1, 2001, we entered into an Agreement (the "Agreement") with certain of our creditors who are also holders of our Series D Preferred Stock. In 1997 and 1998, these creditors loaned us an aggregate of $11,000,000 (the "Loan") and purchased from us an aggregate of $4,000,000 of stated value of our Series C Preferred Stock. In September 2000 our creditors exchanged their Series C Preferred Stock for our newly authorized Series D Preferred Stock.

Pursuant to the Agreement:

(a) The principal and interest payments on the Loan due on March 4, 2001, March 5, 2001, June 4, 2001 and June 5, 2001 are deferred until June 8, 2001 (the "Deferrals"). This deferred amount is approximately $2,590,094. However, if we are engaged in good faith negotiations for a sale of EVV, a sale of an EVV subsidiary or a sale of substantially all of EVV's assets (the "Transactions"), then the Deferrals shall be extended to July 8, 2001, and from month to month thereafter until the Transactions are consummated or terminated.

(b) The special dividend and the regular dividend for the quarter ending March 31, 2001 on our Series D Preferred Stock are deferred until June 8, 2001 (the "Deferred Dividends"). This deferred amount is $220,353.80. However, if we are engaged in good faith negotiations for the Transactions, then the Deferred Dividends and the dividends due for the quarter ending June 30, 2001 shall be extended to July 8, 2001, and from month to month thereafter until the Transactions are consummated or terminated.

(d) As part of the Agreement, the conversion price on our Series D Convertible Preferred Stock has been reset at $0.37 per share.

(e) Deferred amounts bear interest at the Loan's regular rate of interest, which is prime plus one and one-half percent. The Agreement also sets forth that there are no late fees in connection with any of the deferred amounts.

Item 7.           Exhibits.


Exhibit No.                Description
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10.1                       Agreement



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              ENVIRONMENTAL SAFEGUARDS, INC.



                                              --------------------------------

                                              By: /s/ James S. Percell
Date: March 6, 2001                           James S. Percell, President
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                                  EXHIBIT INDEX


Exhibit No.                Description

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10.1                       Agreement